SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

SURGE GLOBAL ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	34-1454529
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

75-153 Merle Drive, Suite B

Palm Desert, CA 92211

(Address, including zip code, of principal executive office)

SURGE GLOBAL ENERGY, INC. 2012 STOCK OPTION PLAN

(Full title of the plan)

E. Jamie Schloss

Surge Global Energy, Inc.

75-153 Merle Drive, Suite B

Palm Desert. CA 92211

Telephone (760) 610-6758

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [  ]     Accelerated Filer [  ]     Non-Accelerated Filer [  ]     Smaller Reporting Company [X]

(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of Securities to be Registered (1)	Amount to be registered	offering price per share (1)	aggregate offering price (1)	Registration fee (1)

Common Stock	12,000,000	$0.02	$270,000	$36.83

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the bid and asked prices of the Common Stock on October 4, 2012 on The OTCQB Bulletin Board.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be delivered to the recipients of the Surge Global Energy, Inc. 2012 Stock Option Plan. Pursuant to Rule 428 under the Securities Act, these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus meeting the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this Registration Statement:

(1) The Annual Report on Form 10-K of Surge Global Energy, Inc. for the fiscal year ended December 31, 2011 and the Quarterly Reports on Form 10-Q of Surge Global Energy, Inc. for the fiscal quarters ended March 31, 2012 and June 30, 2012 as well as the Current Report on Form 8-K filed with the SEC on June 19, 2012; and

(2) The description of the common stock, par value $.001 per share (the “Common Stock, of Surge Global Energy, Inc. contained in Amendment No. 1 to its Registration Statement of Form SB-2 (Registration No. 333-144341) filed with the SEC on July 27, 2007, and any amendments thereto or other reports that are filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by Surge Global Energy, Inc. subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated herein, by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The due issuance of the Common Stock issuable pursuant to the Surge Global Energy, Inc. 2012 Stock Option Plan has been opined upon by Schnader Harrison Segal & Lewis LLP.

Item 6.	Indemnification of Directors and Officers.

Surge Global Energy, Inc. is obligated by its bylaws to indemnify its directors and officers and the directors and officers of its subsidiaries. Surge Global Energy, Inc. has entered into indemnity agreements with two of its five directors providing for such indemnities. In addition, Surge Global Energy, Inc. carries liability insurance for its directors and officers and the directors and officers of its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

All exhibits are filed herewith unless otherwise indicated. For a list of the exhibits required by this item, see the Index to Exhibits immediately following the signature pages.

Item 9.	Undertakings.

The registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that any claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 11th day of October, 2012.

SURGE GLOBAL ENERGY, INC.

(Registrant)

By:	/s/ E. Jamie Schloss
E. Jamie Schloss,
Chairman of the Board, CEO and CFO,
(On behalf of the Registrant)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints E. Jamie Schloss his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Jamie Schloss	Chairman of the Board	October 11, 2012
E. Jamie Schloss	Chief Executive Officer,
Chief Financial Officer and
Director (principal executive
financial and accounting officer)

/s/ Charles V. Sage	Director	October 11, 2012
Charles V. Sage

/s/ Ed Korhonen	Director	October 11, 2012
Ed Korhonen

/s/ Warren Dillard	Director	October 11, 2012
Warren Dillard

/s/ Steven Vanechanos	Director	October 11, 2012
Steven Vanechanos

INDEX TO EXHIBITS

Exhibits designated by an asterisk have been heretofore filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act and are hereby incorporated herein by reference to the pertinent prior filing.

Exhibit No.	Description of Exhibit	Sequentially Numbered Page

4(a)	Certificate of Incorporation of Surge Global Energy, Inc. filed with the State of Delaware on November 25, 1997, as amended (including Certificate of Merger, filed November 25, 1997; Certificate of Designation, filed February 2, 1998; Certificate of Amendment, filed May 12, 1998; Certificate of Renewal, filed August 20, 2003; Certificate of Amendment, filed August 20, 2003; and Certificate of Amendment, filed September 30, 2004)(previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed December 30, 2005).	*
4(b)	Certificate of Amendment to Certificate of Incorporation filed with the State of Delaware on February 22, 2007 (previously filed as Exhibit 3(i).1 to the Company’s Current Report on Form 8-K filed March 8, 2007)	*
4©	Amended and Restated Certificate of Designations, Preferences, Rights and Limitations of Special Voting Preferred Stock filed with the State of Delaware on March 7, 2007 (previously filed as Exhibit 3(ii).1 to the Company’s Current Report on Form 8-K filed October 25, 2006)	*
4(d)	Amended and Restated By-Laws (previously filed as Exhibit 3(ii).1 to the Company’s Current Report on Form 8-K filed October 25, 2006).	*
5	Opinion of Schnader Harrison Segal & Lewis LLP regarding the legality of the issuance of the Common Stock being registered.
10 (c )	Surge Global Energy, Inc. 2012 Stock Option Plan.
23(a)	Consent of Peter Messineo, CPA
23(b)	Consent of Schnader Harrison Segal & Lewis LLP (included in Exhibit 5).
24	Power of Attorney (included on the signature pages of this registration statement).